EXHIBIT 10.37

First Amendment to Licensing Agreement

This First Amendment to Licensing Agreement ("First Amendment") is to memorialize the agreement between PharmaCyte Biotech, Inc., formerly Nuvilex, Inc. ("Licensee"), and Austrianova Singapore Pte Ltd ("Licensor”) to amend, effective as of 24 June 2016, the Licensing Agreement between the parties entered into as of June 25th, 2013 ("Licensing Agreement") as follows.

A.	The parties entered into the Licensing Agreement to provide Licensee with an exclusive worldwide license to use the Cell-in-a-Box® Trademark and its Associated Technology with genetically modified non-stem cell lines and IPS stem cells specifically designed to produce insulin or other critical components for the treatment of diabetes to research, have made by Licensor, use in clinical trial, obtain market approval, market and sell products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology world-wide;

B.	Section 8.1.2.1. of the Licensing Agreement provides that if Licensee does not enter into a research program with the technology in the scope of the license granted in the Licensing Agreement involving European academic university partners providing a total funding equal to or greater than US $400,000.00 within three year of the effective date of the Licensing Agreement, Licensor has the right to terminate the Licensing Agreement on the condition that Licensor provide Licensee 30 days' notice and the opportunity to cure Licensee's failure to meet this milestone event; and

C.	The Parties desire to amend the provisions of Section 8.1.2.1. to expand the scope of the research program to include countries world-wide and not require the research program be limited to academic university partners.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Research Agreement is hereby amended as follows:

1.   Section 8.1.2.1. of the Licensing Agreement shall be deleted and the following inserted in its place: "If LICENSEE does not enter into a research program with the technology in the scope of the License providing a total funding equal to or greater than Four Hundred Thousand Dollars US (US $400,000.00) within three (3) years of the Effective Date; or"

2.   Except as provided in this First Amendment, all of the other provisions of the Licensing Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each party to the Licensing Agreement has executed this First Amendment by its duly authorized representative as of the date first written above.

PharmaCyte Biotech, Inc.	Austrianova Singapore Pte Ltd

/s/ Kenneth L. Waggoner	/s/ Brian Salmons
By: Dr. Kenneth L. Waggoner Title: Chief Executive Officer	By: Title:	Dr. Brian Salmons Chief Executive Officer